Filed pursuant to Rule 424(b)(5)

Registration No. 333-282199

PROSPECTUS SUPPLEMENT

(To prospectus dated September 25, 2024)

Actelis Networks, Inc.

Up to $12,000,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated September 25, 2024, filed as a part of our registration statement on Form S-3 (File No. 333-282199), or the Registration Statement, as supplemented by our prospectus supplements, dated September 25, 2024 and March 3, 2025, respectively, or, collectively, the Prior Prospectus, relating to the offering, issuance and sale by us of our common stock, par value $0.0001 per share, or Common Stock, from time to time that may be issued and sold under the At-the-Market Offering Agreement, dated September 25, 2024, or the Sales Agreement, by and between us and H.C. Wainwright & Co., LLC, or Wainwright, as sales agent. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We are filing this prospectus supplement to amend the Prior Prospectus to update the maximum amount of shares we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. As a result of these limitations and the current public float of our Common Stock, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of Common Stock having an aggregate offering price of up to $12,000,000 from time to time through Wainwright, which does not include the shares of Common Stock having an aggregate sales price of approximately $4.7 million that were sold pursuant to the Prior Prospectus to date. In the event that we may sell additional amounts under the Sales Agreement and in accordance with General Instruction I.B.6, we will file another prospectus supplement prior to making such additional sales.

As of the date of this prospectus supplement, the aggregate market value of our outstanding Common Stock held by non-affiliates (the “public float”), was approximately $39.9 million, which was calculated based on 8,037,779 shares of our outstanding Common Stock held by non-affiliates at a price of $4.97 per share, the closing price of our Common Stock on the Nasdaq Capital Market on November 12, 2025. During the twelve (12) calendar months prior to and including the date of this prospectus supplement, we sold securities with an aggregate market value of approximately $1.3 million pursuant to General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding one-third of our public float in any 12-month calendar period so long as our public float remains below $75.0 million. In the event that we may sell additional amounts under the Sales Agreement, we will file another prospectus supplement prior to making such additional sales.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and a smaller reporting company as defined under Rule 405 of the Securities Act, and as such, we have elected to comply with certain reduced public company reporting requirements.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ASNS.” On January 8, 2026, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $0.50 per share.

Investing in our securities involves significant risks. Before buying any shares, please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-3 of the Prior Prospectus, and in the risks discussed under similar headings in the documents incorporated by reference in this prospectus supplement and the Prior Prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

H.C. Wainwright & Co.

The date of this prospectus supplement is January 9, 2026